Exhibit 99.1

Actuant Completes Divestiture of European Electrical Business

MILWAUKEE, Mar 01, 2011 (BUSINESS WIRE) —

Actuant Corporation (NYSE:ATU) today announced that it has completed the previously announced divestiture of the European Electrical business to Palero Capital for cash consideration of EUR 4 million.

In September 2010, Actuant announced plans to divest the European Electrical business which designs, manufactures and markets electrical sockets, switches and other tools and consumables predominately for the European Do-It-Yourself retail market. In conjunction with that announcement, the Company began reporting European Electrical as a discontinued operation and reclassified its historical financial results to remove European Electrical from continuing operations.

The completion of the divestiture will result in an after-tax charge of approximately $10 million which will be recorded in discontinued operations in the second quarter of fiscal 2011. Actuant will release its second quarter fiscal 2011 financial results on March 17, 2011.

Robert W. Baird & Co. served as Actuant’s advisor for the transaction.

About Actuant

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Butler, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company’s website at www.actuant.com.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

SOURCE: Actuant Corporation

Actuant Corporation

Karen Bauer, Director, Investor Relations

262-373-7462